Exhibit 4.6

THIRD NOTE MODIFICATION AND LOAN AND SECURITY AGREEMENT

MODIFICATION AGREEMENT

This Third Note Modification and Loan and Security Agreement Modification Agreement is made effective as of February 8, 2016 (the “Effective Date”), by and between Meriwether Mezzanine Partners, L.P., a Delaware limited partnership (“Lender”) and Summit Semiconductor LLC, a Delaware limited liability company (“Borrower”), and modifies and amends certain terms of Borrower’s indebtedness evidenced by a promissory note in favor of Lender dated January 5, 2015 in the original principal amount of $500,000.00, as amended by the Note Modification Agreement between Borrower and Lender dated effective June 30, 2015 and the Second Note Modification Agreement between Borrower and Lender dated July 23, 2015 (collectively, the “Note”), and the Loan and Security Agreement dated as of January 5, 2015 (the “Security Agreement”). The Security Agreement, a UCC-1 Financing Statement filed with the Delaware Secretary of State on January 8, 2015 as Filing No. 2015- 0085851 (“UCC-1”) and other security documents secure Borrower’s indebtedness evidenced by the Note (the Security Agreement, together with the UCC-1 and all other documents securing Borrower’s indebtedness to Lender are referred to herein as the “Security Documents”).

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lender and Borrower hereby agree as follows:

1.     Payment. As an express condition precedent to the effectiveness of the modifications of the Note and Security Documents set forth in Section 4 below, Borrower shall, contemporaneously with Borrower’s execution and delivery of this Agreement, make a payment to Lender in the amount of $250,000.00 (the “Lender Payment”). Lender shall apply $225,000.00 of the Lender Payment to principal outstanding under the Note and $25,000.00 of the Lender Payment to accrued and unpaid interest on the Note.

2.     Systems. As an express condition precedent to the effectiveness of the modifications of the Note and Security Documents set forth in Section 4 below, Borrower shall by March 8, 2016, transfer and deliver to Lender, for no additional consideration, two Enclave 5.1 (the “Systems”). Borrower shall deliver the Systems to Lender’s designated location by recognized national carrier, and provide tracking information to Lender as soon as practicable.

3.     Legal Fees. As an express condition precedent to the effectiveness of the modifications of the Note and Security Documents set forth in Section 4 below, Borrower shall promptly remit to Lender an amount in respect of Lender’s reasonable legal fees incurred in connection with this Agreement and the transactions contemplated hereby, in an amount not to exceed $3,000.00 (the “Legal Fees”).

4.     Modifications.

a.	Effective upon Lender’s receipt of the Lender Payment, the Systems and the Legal Fees, the Note is hereby modified and amended as follows:

i.	“Maturity Date” means February 1, 2017.

ii.	The first paragraph of Section 1 is hereby amended and restated as follows:

“1.          Interest and Payments. Interest shall accrue on a simple interest basis on the outstanding principal balance at a rate of 1.25% per month, from the date hereof until February 7, 2016, and thereafter, interest shall accrue on a simple interest basis on the outstanding principal balance at a rate of 0.83333% per month, from February 8, 2016 until this Note is paid in full. All payments to be made by Borrower pursuant to the terms of this Note shall be made in U.S. dollars and at such place as Lender hereof may from time to time designate in writing to Borrower as follows:”

b.	Effective upon Lender’s receipt of the Lender Payment, the Systems and the Legal Fees, the Security Agreement is hereby modified and amended as follows:

i.	A new Section 22 is added as follows:

“22.        Additional Loan. Notwithstanding anything to the contrary herein, but subject to the satisfaction of the conditions set forth below, Grantor may, on or after February 8, 2016, borrow from one or more lenders (the “Additional Lenders”) a loan (the “Additional Loan”) as follows:

(a)          At the time the Additional Loan is disbursed, the maximum principal amount of the (i) Additional Loan, plus (ii) the outstanding principal and accrued interest on the Bridge Loan, plus (iii) the outstanding principal and accrued interest on the loans made to the Grantor by Carl Berg and Hansong Technology in the original principal amounts of $200,000.00 and $353,475.00, respectively, plus (iv) the outstanding principal and accrued interest on the loans made to the Grantor for the purpose of funding the Lender Payment in an amount not to exceed $250,000,00, may not exceed $3,000,000.00 in the aggregate of (i), (ii), (iii) and (iv). Following disbursement of the Additional Loan in the maximum amount as specified in the prior sentence, no additional indebtedness on borrowed money may be incurred by the Grantor, notwithstanding any payment of principal on the Additional Loan or the other indebtedness described in the prior sentence.

(b)          The Grantor may pledge any or all of the Collateral to secure the indebtedness on the Additional Loan and the indebtedness described in subsections (ii), (iii) and (iv) of Section 22(a) above if and only if the Additional Lenders and such other lenders enter into an agreement with the Secured Party pursuant to which the priority of the lien and security interest arising under this Agreement shall be pari passu with the Hen granted by the Grantor in favor of the Additional Lenders and such other lenders, and on further terms and conditions satisfactory to the Secured Party in accordance with reasonable terms customarily agreed to between lenders in similar circumstances, with the Secured Party’s reasonable costs and legal fees incurred in connection with such agreement to be paid by the Grantor.

(c)          No default hereunder or Event of Default exists at the time the Additional Loan is disbursed, nor does any event exist which with the giving of notice or the passage of time or both would constitute a default hereunder or an Event of Default, as determined by the Secured Party in its sole discretion.

(d)          The Grantor has provided the Secured Party with copies of all documents prepared to evidence or secure the Additional Loan.

Any default under the Additional Loan shall constitute a default hereunder and an Event of Default.”

5.     No Further Changes. Except as herein specifically modified, all of the terms and conditions of the Note, the Security Documents and all documents and agreements related thereof shall remain in full force and effect.

BORROWER:

SUMMIT SEMICONDUCTOR LLC, a Delaware limited liability company

By:
Brett Moyer, Chief Executive Officer

LENDER:

MERIWETHER MEZZANINE PARTNERS, L.P., a Delaware limited partnership

By: MMP GENERAL PARTNER, LLC, a Delaware limited liability company, its general partner

By:
David Howitt, sole member

Address:	2001 NW 19th Avenue, #103B
Portland, OR 97209